Exhibit 10.1.

Execution Copy

STOCK PURCHASE AGREEMENT

AMONG

CHEYENNE LIGHT, FUEL AND POWER COMPANY

ENERGY WEST, INCORPORATED

AND

ENERGY WEST WYOMING, INC.

DATED AS OF

OCTOBER 10, 2014

i

EXHIBITS

Exhibit A – [Intentionally Omitted]

Exhibit B – [Intentionally Omitted]

Exhibit C – [Intentionally Omitted]

Exhibit D – [Intentionally Omitted]

Exhibit E – [Intentionally Omitted]

Exhibit F – Form of Transition Services Agreement

Exhibit G – Form of Non-Competition Agreement

Exhibit H – Form of EWI’s Press Release

Exhibit I – Form of Buyer’s Press Release

SCHEDULES

Schedule 1 – Individuals Included in EWI’s Knowledge

Schedule 2.01(c)(i) – Company Excluded Assets

Schedule 2.01(c)(ii) – Company Excluded Liabilities

Schedule 2.02(c) – Sample Estimated Closing Payment Statement

Schedule 2.02(f) – Purchase Price Allocation

Schedule 3.05 – Third-Party Consents

Schedule 3.06(a) – EWI’s Required Regulatory Approvals

Schedule 3.06(c) – Legal Compliance Exceptions

Schedule 3.06(d) – Regulatory Filings

Schedule 3.07 – Financial Statement Exceptions

Schedule 3.08 – Undisclosed Liabilities

Schedule 3.09 – Changes

Schedule 3.10 – Material Contracts

Schedule 3.11(a)(i) – Real Property

Schedule 3.11(b) – Type of Real Property Ownership

Schedule 3.11(c) – Subleases

Schedule 3.12(b) – Condition of Personal Property

Schedule 3.12(c) – 2014/2015 Maintenance/Capital Expenditure Projects

Schedule 3.13 – Advances/Deposits

Schedule 3.14 – Insurance

Schedule 3.16 – Permits

Schedule 3.17(a) – Environmental Law Exceptions

Schedule 3.17(b) – Environmental Permits

Schedule 3.17(e) – Storage Tanks

Schedule 3.17(f) – Hazardous Materials

Schedule 3.18 – Company Plans

Schedule 3.20 – Taxes

Schedule 4.02 – Buyer’s Required Regulatory Approvals

Schedule 5.05 – Individuals Included in Buyer’s Knowledge

Schedule 5.10 – Transitional Marks/Logos

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 10, 2014, is entered into among CHEYENNE LIGHT, FUEL AND POWER COMPANY, a Wyoming corporation (“Buyer”), ENERGY WEST, INCORPORATED, a Montana corporation (“EWI”), and ENERGY WEST WYOMING, INC., a Wyoming corporation (the “Company”).

RECITALS

WHEREAS, EWI owns all of the issued and outstanding shares of capital stock (the “Shares”) of the Company;

WHEREAS, EWI wishes to sell, and Buyer (as hereinafter defined) wishes to purchase, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, to induce Buyer to enter into this Agreement and contemporaneously with the execution and delivery of this Agreement, Black Hills Exploration and Production, Inc., a Wyoming corporation and Affiliate of Buyer (“BHEP”), is entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Energy West Development, Inc., a Montana corporation and an Affiliate of EWI (“EWD”), pursuant to which BHEP would acquire the Pipeline Assets (as defined in the Asset Purchase Agreement); and

WHEREAS, EWI acknowledges that it will derive a benefit from the transactions contemplated by the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 6.01(c).

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” has the meaning set forth in Section 2.02(b).

“Adjustment Date” has the meaning set forth in Section 2.02(b).

“Adjustment Dispute Notice” has the meaning set forth in Section 2.02(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Financial Principles” means GAAP and applicable regulatory accounting principles.

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“Base Purchase Price” has the meaning set forth in Section 2.02(a).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation, severance, or fringe benefit plan, program or arrangement.

“BHEP” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cody, Wyoming are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Knowledge” has the meaning set forth in Section 5.05.

“Cap” has the meaning set forth in Section 8.04(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Payment Amount” has the meaning set forth in Section 2.02(c).

“COBRA” has the meaning set forth in Section 3.18(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the Company’s assets and liabilities as of the applicable date, prepared in accordance with Applicable Financial Principles.

“Company Plans” means each Benefit Plan that is sponsored or maintained as of the date of this Agreement by the Company for the benefit of any of its current or former directors, officers or employees (or their dependents).

“Confidential Information” means all confidential, proprietary or other non-public information or material disclosed or provided by or on behalf of Party to another Party or its Representatives, either orally or in writing, concerning any aspect of the business or affairs of such disclosing Party.

“Contracts” means all contracts, leases, subleases, deeds, mortgages, licenses, easements, rights-of-way, prescriptive rights, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by EWI and Buyer concurrently with the execution and delivery of this Agreement, as updated in accordance with Section 5.05.

“Disclosure Schedule Update” has the meaning set forth in Section 5.05.

“Dollars or $” means the lawful currency of the United States.

“Easements” means easements and rights-of-way rights held by the Company or used by the Company in connection with its business.

“Employee Representative” has the meaning set forth in Section 3.19(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) relating to any Environmental Condition.

“Environmental Condition” means any condition arising out of, based on or resulting from the presence, Release of, or exposure to, any Hazardous Materials or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release, removal, cleanup or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and implementing or similar state and local laws and regulations.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of investigation or other notice relating to (a) any Environmental Claim, (b) any actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit, or (c) any Environmental Condition.

“Environmental Permit” means any Permit, approval, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Representations” has the meaning set forth in Section 8.01(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Payment Statement” has the meaning set forth in Section 2.02(c).

“EWD” has the meaning set forth in the recitals.

“EWI” has the meaning set forth in the preamble.

“EWI Indemnitees” has the meaning set forth in Section 8.03.

“EWI’s Knowledge” or any other similar knowledge qualification with respect to EWI and the Company, means the actual knowledge of each individual listed on Schedule 1 without investigation.

“Excluded Assets” means those assets of the Company described on Schedule 2.01(c)(i).

“Excluded Liabilities” means those Liabilities of the Company described on Schedule 2.01(c)(ii).

“FERC” means the Federal Energy Regulatory Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, a Governmental Order granting such Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (a) any required waiting period has expired and (b) all conditions to effectiveness prescribed therein or otherwise by Law or Governmental Order have been satisfied.

“Financial Statements” has the meaning set forth in Section 3.07.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Good Utility Practice” means any practices, methods, standards, guides or acts, as applicable, that (a) are generally accepted in the region during the relevant time period in the natural gas utility industry, (b) are commonly used in prudent utility engineering, construction, project management and operations, (c) would be expected if the Company is to conduct its business at a reasonable cost in a manner consistent with applicable Laws and Governmental Orders and the objectives of reliability, safety, environmental protection, economy and expediency, (d) are necessary for the protection of life or property, or (e) in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices for a regulated utility, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, regardless of physical form or concentration and whether naturally occurring or manmade, that is regulated, listed, or identified under any Environmental Law, or which is deemed or may be deemed hazardous, acutely hazardous, dangerous, damaging, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any solid waste, petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos or asbestos-containing material in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls, and any soil, debris, or groundwater that is contaminated with such materials.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accounting Firm” means Grant Thornton LLP.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter Agreement” has the meaning set forth in Section 7.02(f).

“Liabilities” has the meaning set forth in Section 3.08.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but specifically excluding punitive, exemplary, incidental, consequential, and special damages other than in connection with any Third Party Claim; provided that Losses will not include any amounts accounted for in the Adjustment Amount.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of EWI to consummate the transactions contemplated herein on a timely basis taken as a whole after taking into account insurance recoveries available to the Company, but specifically excluding any event, occurrence, fact or change that can be cured by EWI by the Closing Date and also specifically excluding any event, occurrence, fact or change resulting or arising from: (i) any change in economic conditions, generally or in any of the industries or markets in which the Company are operated; (ii) national or international political or social conditions; (iii) changes in any Governmental Order, Law, accounting requirement or principles, or other binding directives issued by any Governmental Authority; (iv) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated herein; (v) any omission to act or action taken with the written consent of Buyer; (vi) changes in cash flow, net income and/or gross margin resulting from seasonal weather fluctuations similar to those which have historically occurred; provided that, in the case of (i), (ii) (iii) and (vi) above, such change, event or action does not affect the Company in a substantially disproportionate manner.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Non-Competition Agreement” has the meaning set forth in Section 7.02(e).

“Objection Notice” has the meaning set forth in Section 6.05(b).

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business which is consistent with past practices of the Company.

“Other Net Assets” has the meaning set forth in Section 2.02(b).

“Parent” means Gas Natural Inc., an Ohio corporation.

“Party” means Buyer, EWI or the Company and “Parties” means Buyer, EWI and the Company, collectively.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property” means all buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned or leased by the Company.

“Post-Closing Adjustment Statement” has the meaning set forth in Section 2.02(d).

“Post-Closing Event” has the meaning set forth in Section 5.05(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Property and Casualty Claims” has the meaning set forth in Section 5.14.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Real Property” means the real property owned in fee, leased or subleased by the Company, together with all buildings, structures and facilities located thereon. Real Property does not include Easements.

“Regulatory Authority” means WPSC, FERC and all other applicable Governmental Authorities that have jurisdiction over the Company, the Company’s assets, or the transaction contemplated herein.

“Regulatory Order” means a Governmental Order issued by any Regulatory Authority that affects, is related to, restricts or governs the rates, services, activities or operations of the Company.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Regulatory Approvals” means, with respect to a Party, all consents, authorizations, orders and approvals from and filings with any Governmental Authority or Regulatory Authority which are required for the execution, delivery and performance of this Agreement and the other Transaction Documents by such Party and the consummation of the transaction contemplated herein and therein by such Party (all of which, with respect to EWI and the Company, are set forth on Schedule 3.06(a) and, with respect to Buyer, are set forth on Schedule 4.02).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Shares” has the meaning set forth in the recitals.

“Special Representations” has the meaning set forth in Section 8.01(a).

“Straddle Period” has the meaning set forth in Section 6.04.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which tax or taxes include, without limiting the generality of the foregoing, income or profit, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any taxing authority).

“Tax Allocation Statements” has the meaning set forth in Section 6.05(b).

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Asset Purchase Agreement, the Letter Agreement, the Transition Services Agreement, and the Non-Competition Agreement.

“Transition Services Agreement” has the meaning set forth in Section 7.02(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and related employment losses.

“Working Capital” has the meaning set forth in Section 2.02(b).

“WPSC” means the Wyoming Public Service Commission.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, EWI will sell to Buyer, and Buyer will purchase from EWI, the Shares, free and clear of all Encumbrances.

(b) [Intentionally Omitted]

(c) Excluded Assets and Excluded Liabilities. Prior to or at Closing, the Company (i) will transfer to one or more Persons (other than the Company), the Excluded Assets, all of which are described in Schedule 2.01(c)(i) and (ii) will either pay off or distribute or assign to one or more Persons (other than the Company), and one or more Persons (other than the Company) will assume, the Excluded Liabilities, all of which are described in Schedule 2.01(c)(ii).

Section 2.02 Purchase Price.

(a) Base Purchase Price. The base purchase price (the “Base Purchase Price”) will be $15,800,000, subject to adjustment pursuant to this Section 2.02 (as so adjusted, the “Purchase Price”).

(b) Adjustment Definitions.

(i) “Adjustment Amount” means a net positive or negative number, and is computed as the sum of the following:

(A)	the amount of Working Capital of the Company computed by reference to the Company Balance Sheet on the Adjustment Date, less $950,000; plus

(B)	the amount of Other Net Assets of the Company computed by reference to the Company Balance Sheet on the Adjustment Date, less $719,805.

For illustrative purposes only, if the transactions contemplated herein had closed on June 30, 2014, the Adjustment Amount would have been calculated in accordance with the Estimated Closing Payment Statement attached hereto as Schedule 2.02(c).

(ii) “Adjustment Date” means the last day of the month prior to the Closing Date, and the Adjustment Amount will be calculated utilizing the accounting data of the Company as of the Adjustment Date. For illustrative purposes only, if the Closing Date occurred on April 1st, the Adjustment Amount would be calculated utilizing data as of March 31st.

(iii) “Other Net Assets” means the amounts reflected in (a) Account No. 154 Materials and Supplies, Account No. 164 Storage Gas Inventory and Account No. 165 Prepaid Assets net of (b) Account No. 232 Customer Advances for Construction, Account No. 235 Customer Deposits and any current or non-current regulatory assets or liabilities, in each case as reflected on the Company Balance Sheet as of the Adjustment Date and recorded in accordance with Applicable Financial Principles.

(iv) “Working Capital” means the net asset or liability balance of the Company’s cash, accounts receivable, accounts payable, and the amounts reflected in Account No. 142 Unbilled Revenue, Account No. 253 Deferred Incentive Revenues and Account 191 Deferred Purchase Gas Costs, in each case as reflected on the Company Balance Sheet as of the Adjustment Date and recorded in accordance with Applicable Financial Principles, but specifically excluding:

(A)	indebtedness and other fixed obligations;

(B)	Taxes;

(C)	accounts receivable from Affiliates other than Account No. 146 Accounts Receivable from Associated Company to the extent incurred in the Ordinary Course of Business;

(D)	accounts payable or other sums owing to Affiliates other than Account No. 234 Accounts Payable to Associated Company to the extent incurred in the Ordinary Course of Business;

(E)	Excluded Liabilities;

(F)	expenses related to the negotiation of this Agreement and the other Transaction Documents and the closing of the transactions contemplated herein and therein; and

(G)	Other Net Assets.

(c) Closing Adjustment.

(i) At least fifteen (15) Business Days before the Closing, EWI will prepare and deliver to Buyer a statement setting forth its good faith estimate of the Purchase Price, based on EWI’s good faith estimate of the Adjustment Amount (the “Estimated Closing Payment Statement”), which statement will contain an estimated Company Balance Sheet as of the Adjustment Date (without giving effect to the transactions contemplated herein) and calculations of Working Capital and Other Net Assets as of the Adjustment Date. For illustrative purposes only, a sample Estimated Closing Payment Statement is attached hereto as Schedule 2.2(c), as if the transactions contemplated herein had closed on June 30, 2014.

(ii) Within ten (10) Business Days following receipt by Buyer of the Estimated Closing Payment Statement, Buyer may object in good faith and in writing to any amount, or calculation set forth therein. If Buyer objects to the Estimated Closing Payment Statement, the Parties will attempt to reconcile such difference in good faith. If the Parties are unable to reconcile such differences within five (5) Business Days following receipt by EWI of Buyer’s objections, or if Buyer does not dispute the Estimated Closing Payment Statement, the Base Purchase Price will be adjusted for purposes of the Closing by the amount of the estimated Adjustment Amount not in dispute (as adjusted, the “Closing Payment Amount”). Specifically, if the Adjustment Amount is a positive number, the base Purchase Price will be increased by such amount; and if the Adjustment Amount is a negative number, the base Purchase Price will be decreased by such amount.

(d) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to EWI a statement (the “Post-Closing Adjustment Statement”) that reflects Buyer’s determination of (A) the Adjustment Amount and (B) the Purchase Price based on the Adjustment Amount. In addition, Buyer will provide EWI with supporting calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement. EWI agrees to cooperate with Buyer in connection with Buyer’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Buyer with such access to its books, records, information, and employees as Buyer may reasonably request.

(ii) The amounts determined by Buyer as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within thirty (30) days after Buyer has delivered the Post-Closing Adjustment Statement, EWI notifies Buyer in writing of any dispute with matters set forth in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by EWI (an “Adjustment Dispute Notice”) will identify each item in the Post-Closing Adjustment Statement with respect to which EWI disagrees, the basis of such disagreement, and EWI’s position with respect to such disputed item. Buyer agrees to cooperate with EWI in connection with EWI’s preparation of the Adjustment Dispute Notice and will provide EWI with such access to the Company’s books, records, information and employees as EWI may reasonably request.

(iii) If EWI delivers an Adjustment Dispute Notice in compliance with Section 2.04(d)(ii), then (A) the undisputed portion of the total proposed Adjustment Amount set forth in the Post-Closing Adjustment Statement will be paid by the appropriate Party in accordance with the payment procedures set forth in Section 2.02(d)(iv) and (ii) Buyer and EWI will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties. If Buyer and EWI are unable to reach a resolution with respect to all disputed items within forty-five (45) days of delivery of the Adjustment Dispute Notice, Buyer and EWI will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to the Parties, within thirty (30) days after such submission, upon such remaining disputed items. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Buyer, on the one hand, and EWI, on the other hand, so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm and EWI’s share of such fees and disbursements will be the remaining balance.

(iv) Within five (5) Business Days following the final determination of the Purchase Price pursuant to this Section 2.02, (A) if the Purchase Price is greater than the Closing Payment Amount and all other amounts paid by Buyer to EWI pursuant to this Section 2.02, Buyer will pay the difference to EWI or (B) if the Purchase Price is less than the Closing Payment Amount and all other amounts paid by Buyer to EWI pursuant to this Section 2.02, EWI will jointly and severally be liable for and pay the difference to Buyer. Any amount paid under this Section 2.04(b)(iv) will be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment.

(e) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.02 will be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(f) Allocation of Purchase Price. The Purchase Price will be allocated among the purchase of the Shares, the Non-Competition Agreement and the Letter Agreement as set forth in Schedule 2.02(f). The Purchase Price allocation for Tax purposes is not governed by Schedule 2.02(f) and is, instead, governed by Section 6.05(b).

Section 2.03 Transactions to be Effected at Closing.

(a) At Closing, EWI will deliver to Buyer stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto.

(b) At Closing, Buyer will pay EWI the Closing Payment Amount by wire transfer of immediately available funds to an account of EWI designated in writing by EWI to Buyer no later than two (2) Business Days prior to the Closing Date.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby will take place at a closing (the “Closing”) to be held on and effective as of the first day of the calendar month following the date on which the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Parent in Mentor, Ohio, or on such other date or at such other place as EWI and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, (a) if the Closing Date is not a Business Day, the Purchase Price shall be paid on the first Business Day after the Closing Date and (b) if the date on which the last of the conditions to Closing set forth in Article VII are satisfied or waived is within five days of the end of the month, then the Closing Date will be extended to the first day of the second calendar month following if the date on which the last of the conditions to Closing set forth in Article VII are satisfied or waived.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EWI AND THE COMPANY

Except as set forth in the correspondingly numbered Disclosure Schedules, each of EWI and the Company, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of EWI. EWI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Montana. EWI has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery by EWI of this Agreement and any other Transaction Document to which it is a party, the performance by EWI of its obligations hereunder and thereunder and the consummation by EWI of the transactions contemplated herein and therein have been duly authorized by all requisite corporate action on the part of EWI. This Agreement has been duly executed and delivered by EWI, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of EWI enforceable against EWI in accordance with its terms. When each other Transaction Document to which EWI is or will be a party has been duly executed and delivered by EWI (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of EWI enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The properties owned or leased by the Company and the operation of the Company’s business as currently conducted do not make licensing or qualification to do business necessary in any jurisdiction other than the State of Wyoming. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization. The authorized capital stock of the Company consists of 100 shares of common stock, par value $0.15 per share (“Common Stock”), of which 100 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by EWI, free and clear of all Encumbrances. Upon consummation of the transactions contemplated herein, Buyer will own all of the Shares, free and clear of all Encumbrances. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which EWI or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating EWI or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in, any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by EWI of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of EWI or the Company; (b) except as set forth in Schedule 3.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract; or (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

Section 3.06 Governmental Matters.

(a) The execution, delivery and performance by EWI and the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not require any approvals from any Regulatory Authority other than the Required Regulatory Approvals, all of which are set forth in Schedule 3.06(a).

(b) The execution, delivery and performance by EWI and the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to EWI, the Company or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Permit.

(c) EWI has timely filed or caused to be timely filed with each applicable Regulatory Authority all current material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required by Law or Order to be filed with respect to the Company for the most recent applicable reporting periods. Except as set forth in Schedule 3.06(c), as of the respective dates on which such forms, statements, reports and documents were filed, each complied in all material respects with all requirements of any Law or Order applicable to such form, statement, report or document in effect on such date and the information contained therein was true and correct in all material respects as of the respective dates of such filings, and each and every non-compliance described in Schedule 3.06(c) has been or will be cured without liability to the Company or Buyer prior to the Closing Date.

(d) Schedule 3.06(d) sets forth all of the (i) currently pending filings made by the Company, (ii) currently pending filings made by EWI or any of its Affiliates before any Governmental Authority that are reasonably likely to affect, be related to, restrict or govern the rates, services, activities or operations of the Company after the date of this Agreement, (iii) currently pending Actions involving the Company, (iv) currently pending Actions involving EWI or any of its Affiliates commenced or brought before any Governmental Authority that are reasonably likely to affect, restrict or govern the rates, services, activities or operations of the Company and (v) the last rate case order and each currently effective Regulatory Order since the last rate case order.

Section 3.07 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2013, 2012 and 2011 and the related statements of income for the years then ended have been delivered to Buyer. Except as set forth in Schedule 3.07, such financial statements were, and all of the financial statement delivered pursuant to Section 5.03 (collectively, the “Financial Statements”) will be, (a) prepared in accordance with Applicable Financial Principles, subject, in the case of Financial Statements that are not annual Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the annual Financial Statements), (b) based on the books and records of the Company, and (c) fairly present in all material respects the financial condition of the Company as of the respective dates they were or are prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with Applicable Financial Principles.

Section 3.08 Undisclosed Liabilities. As of the date hereof, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) Liabilities that are adequately reflected or reserved against in the Company Balance Sheet as of June 30, 2014, (b) Liabilities (not more than $100,000 in the aggregate) that have been incurred in the Ordinary Course of Business since June 30, 2014 and (c) Liabilities set forth in Schedule 3.08. As of the Closing Date, the Company will have no Liabilities except (i) Liabilities that are adequately reflected or reserved against in the most recent Company Balance Sheet delivered to Buyer pursuant to Section 5.03 prior to Closing and (ii) Liabilities that have been incurred in the Ordinary Course of Business since the date of such Company Balance Sheet.

Section 3.09 Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.09, since December 31, 2013, there has not been, with respect to the Company, as applicable, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any material assets of the Company, except the sale of natural gas in the Ordinary Course of Business, or cancellation of any material debts owed to or entitlements of the Company;

(g) material damage, destruction or loss (whether or not covered by insurance) to any assets of the Company;

(h) capital investment by the Company in, or any loan by the Company to, any other Person;

(i) acceleration, termination, material modification to or cancellation of any Material Contract;

(j) material capital expenditure of the Company that was not identified in Schedule 3.12(c);

(k) (i) grant of any bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits payable, or for which the Company will have any liability, after Closing in respect of the Company’s employees, officers, directors, independent contractors or consultants, other than (A) as provided for in any written agreements existing on the date hereof, (B) required by applicable Law or (C) any such grants in the Ordinary Course of Business not to exceed $5,000 per year for any individual employee, independent contractor or consultant and $50,000 per year for all employees, independent contractors and consultants in the aggregate without the prior written consent of Buyer, which will not be unreasonably withheld or conditioned, (ii) change in the terms of employment for any employee of the Company or any termination of any employees of the Company for which the aggregate costs and expenses exceed $5,000 per year, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any of the Company’s employee, officer, director, independent contractor or consultant;

(l) adoption, modification or termination by the Company of any employment (other than an employment at-will relationship), severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant;

(m) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

(n) any adverse Action, ruling, order or similar from any Regulatory Authority including, but not limited to, any ruling related to any rates or rate cases; or

(o) Contract or commitment entered into by the Company to do any of the foregoing.

Section 3.10 Material Contracts.

(a) Schedule 3.10 lists each of the following Contracts to which the Company is a party or is otherwise bound (such Contracts, together with all Contracts listed or otherwise disclosed in Schedule 3.11(b) being “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $50,000 annually and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii) each Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) each Contract that provides for the indemnification by the Company of any Person or the assumption by the Company of any Tax, environmental or other Liability of any Person, other than any Contract (A) that provides for indemnification or the assumption of any Liability that is not reasonably likely to exceed $5,000 or (B) that provides for indemnification and is for standard, off-the shelf software or similar products;

(iv) each Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) each Contract with employees, independent contractors or consultants (or similar arrangements) which is not cancellable without material penalty or without more than ninety (90) days’ notice;

(vi) except for Contracts relating to trade receivables, each Contract relating to indebtedness (including, without limitation, guarantees) of the Company;

(vii) each Contract with any Governmental Authority;

(viii) each Contract that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) each Contract that provides for any joint venture, partnership or similar arrangement;

(x) each Contract between or among the Company, on the one hand, and Parent or any Affiliate of Parent, on the other hand, that will not be terminated or expire prior to Closing;

(xi) each Contract with any union or that is a collective bargaining agreement; and

(xii) each Easement that is a Contract and is on or across federal, state or local public lands; provided, however, Schedule 3.10 is not required to list any Easement that is a Material Contract unless required pursuant to this clause (xii).

(b) Each Material Contract is valid and binding on the Company, as applicable, in accordance with its terms and is in full force and effect. None of the Company, as applicable, or, to EWI’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To EWI’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.11 Owned and Leased Real Property and Easements and Rights-of-Way.

(a) (i) The Company and its Affiliates have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property used by the Company. All Real Property is described in Schedule 3.11(a)(i).

(ii) To Seller’s Knowledge, the Company and its Affiliates have a valid Easement in all Easements used by the Company.

(iii) All Real Property and Easements are free and clear of Encumbrances except for the following:

(A)	liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves in the Financial Statements;

(B)	mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(C)	easements, rights of way, zoning ordinances and other encumbrances of public record; and

(D)	other Encumbrances which are not, individually or in the aggregate, material to the business of the Company.

(b) Schedule 3.11(b) lists with respect to each parcel of Real Property whether such property is (i) owned in fee or (ii) leased or subleased by the Company and the current use of such property. With respect to owned Real Property, EWI has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of EWI or the Company and relating to the Real Property. With respect to leased Real Property, EWI has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. With respect to Easements, EWI has made available, or will no less than ninety (90) days after the date hereof make available, to Buyer true, complete and correct copies of all Contracts evidencing such Easements.

(c) Except as set forth in Schedule 3.11(c), the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.

(d) The use and operation of the Real Property and the Easements in the conduct of the Company’s business do not violate in any material respect any Law, Contract or Permit. No material improvements constituting a part of the Real Property or Easements encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to EWI’s Knowledge, threatened against or affecting the Real Property, Easements, or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(e) The Real Property and Easements, together with the Personal Property, is sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

(f) To EWI’s Knowledge, there is no real property over, under or through which the Company’s pipelines and related equipment are located for which the Company does not have a valid ownership in fee, an easement, a right-of-way or a lease or sublease.

Section 3.12 Personal Property.

(a) The Company has good and valid title to or a valid leasehold interest in all Personal Property used by the Company. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following:

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves in the Financial Statements;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; and

(iii) other Encumbrances which are not, individually or in the aggregate, material to the business of the Company.

(b) Except as set forth in Schedule 3.12(b), the Personal Property has been maintained in accordance with Good Utility Practice, ordinary and reasonable wear and tear excepted, and, together with all Real Property and Easements, is sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and the use as currently conducted.

(c) Schedule 3.12(c) sets forth (i) each material maintenance or capital expenditure project contemplated by the Company for the calendar years ending December 31, 2014 and 2015, (ii) the estimated timeline for commencement and completion of each such project, and (iii) the budgeted or estimated cost of each such project, to the extent known.

Section 3.13 Customer Advances. Schedule 3.13 contains as of September 30, 2014 and, as of Closing will contain as of the last day of the calendar month immediately prior to Closing, a complete list and accounting of all advances and deposits received by the Company from any third party which may be subject to refund at some point in the future.

Section 3.14 Insurance. Schedule 3.14 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by EWI or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”). Except as set forth on Schedule 3.14, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 3.6(c), there are no Actions pending or, to EWI’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against EWI or any Affiliate thereof and relating to the Company), or (ii) against or by the Company, EWI or any Affiliate of EWI that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated herein. To EWI’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Schedule 3.06(d), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

(c) The Company is in compliance with the terms of each Governmental Order set forth in Schedule 3.06(d).

(d) To EWI’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order by the Company.

Section 3.16 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business in all material respects are (i) listed on Schedule 3.16, (ii) held by the Company, respectively, and (iii) valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.16.

Section 3.17 Environmental Matters.

(a) Except as otherwise set forth on Schedule 3.17(a):

(i) the Company is currently and during the time period that EWI has owned the Company, has been in compliance with all Environmental Laws in all materials respects;

(ii) during the period of time that EWI has owned the Company, neither the Company nor any of its Affiliates have received from any Person any (A) Environmental Notice or Environmental Claim or (B) written request for information pursuant to Environmental Law relating to the Company, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date; and

(iii) to EWI’s Knowledge, there are no facts or circumstances related to business or assets of the Company that could reasonably be expected to give rise to any Environmental Notice or Environmental Claim against the Company or its business, properties or assets which have caused, or would reasonably be expected to give rise to, penalties, costs assessed, or other damages against the Company, including without limitation, contamination of any real property, or water contamination (including without limitation groundwater contamination).

(b) The Company has obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.17(b)) necessary for the ownership, lease, operation or use of the business or assets of the Company currently and during the respective time period that EWI has owned the Company, and all such Environmental Permits are in full force and effect and will be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and to EWI’s Knowledge there is no condition, event or circumstance that might (i) result in any adverse modification, revocation, or termination of, or any other adverse change in, any such Environmental Permits or (ii) prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c) No real property currently or, to EWI’s Knowledge, formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, nor are there any environmental liens or environmental use restrictions recorded, or to EWI’s Knowledge threatened or proposed, against such real property.

(d) During the respective time period that EWI has owned the Company, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to (i) the business or assets of the Company, (ii) to EWI’s Knowledge, any real property currently or formerly owned, operated or leased by the Company or (iii) to EWI’s Knowledge, no real property currently or formerly owned, operated, or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, EWI or the Company.

(e) Schedule 3.17(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company. All such tanks have been registered and operated, and all abandoned tanks closed, in accordance with all Environmental Laws, and to EWI’s Knowledge, no other underground storage tanks exist on any real property currently owned, operated or leased by the Company.

(f) Schedule 3.17(f) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and to EWI’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. None of EWI, the Company or any of the respective Affiliates have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, and, to EWI’s Knowledge, no facts or circumstances exist related to any such off-site treatment, storage or disposal that would reasonably be expected to give rise to an Environmental Notice or Environmental Claim against the Company.

(g) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) EWI has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company, any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any of its Affiliates related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(i) During EWI’s ownership of the Company, EWI has not installed or used asbestos or asbestos-containing materials in connection with their operation of the business of the Company. Buyer acknowledges and understands that prior to EWI ownership of the Company, it was customary in the industry to use asbestos and asbestos-containing materials as insulation around pipes and for other purposes. EWI has not made or undertaken an independent investigation with respect to legacy asbestos or asbestos-containing materials present on any real property currently or formally owned, operated or leased by the Company.

(j) During the respective time periods that EWI has owned the Company, no electrical transformers containing PCBs, fluorescent light fixtures with PCB-containing ballasts or other equipment containing PCBs are or were installed or located on any real property currently or formerly owned, operated or leased by the Company. EWI has not made or undertaken an independent investigation with respect to legacy PCB contamination in condensate accumulation in pipelines or other instances of legacy PCB contamination that predated EWI’s ownership of the Company.

Section 3.18 Employee Benefit Matters.

(a) Schedule 3.18 sets forth a true, correct and complete list, as of the date hereof of all Company Plans. EWI has made available to Buyer true, correct and complete copies of the following: (i) each Company Plan and any amendments thereto (or if such Company Plan is not written, a description thereof); (ii) the most recent summary plan descriptions, if any, with respect to the Company Plans (including any summaries of material modification); (iii) the most recent determination or opinion letter received from the IRS with respect to each Company Plan intended to qualify under Section 401(a) of the Code; (iv) the most recent annual report (Form 5500, with all applicable attachments); and (v) all related trust agreements, insurance contracts, and other funding arrangements which implement each Company Plan.

(b) Each Company Plan has been operated and maintained in material compliance with its respective terms and with ERISA, the Code and other Applicable Law. There are no pending or, to the Knowledge of the Company and EWI, threatened Actions relating to the Company Plans other than routine claims for benefits. The Company is not subject to any liability or penalty under the Code or ERISA with respect to any Company Plan.

(c) Each Company Plan (or Benefit Plan that Company employees participate in) that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS (or is maintained in connection with the adoption of a preapproved plan and the plan sponsor is entitled to rely on the opinion or advisory letter issued to the preapproved plan sponsor) and, to the Knowledge of EWI, no circumstances have occurred that are likely to result in the loss of the qualification of such Benefit Plan under Section 401(a) of the Code.

(d) The Company does not contribute or have an obligation to contribute, and has not within six (6) years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan (other than a Company Plan) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Plan promises or provides for retiree medical or retiree welfare benefits to any person, except as required under Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA, or comparable state law (“COBRA”), and such COBRA benefits are provided solely at the person’s expense.

(e) With respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is not a Company Plan, and which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the date of this Agreement, by the Company or any ERISA Affiliate (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been fully satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been fully satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. After the Closing Date, Company and Buyer will have no liability under Title IV of ERISA for any Benefit Plan of EWI or its ERISA Affiliates.

(f) All contributions that were required to be made by the Company (or any Affiliate) under any Company Plan have been timely made.

(g) In connection with the consummation of the transactions contemplated herein, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Company Plan that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

Section 3.19 Employment/Consulting Matters.

(a) EWI has provided a true and accurate list of all persons who are employees, independent contractors or consultants of the Company, which list sets forth for each such person the following as of June 30, 2014: (i) name; (ii) title or position (including whether full or part time); (iii) hire or retention date; (iv) current annual base or other compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to such employees, independent contractors or consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full in the determination of Working Capital) and all such compensation will continue to be paid in full (or accrued in full in the determination of Working Capital) up to and including the Closing Date. All such employees are employees at-will.

(b) The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization of any type (“Employee Representative”), and to EWI’s Knowledge no Employee Representative represents or purports to represent any employee of the Company, and, to EWI’s Knowledge, no Employee Representative, employee or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the time period that EWI has owned the Company, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Employee Representative.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to EWI’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, independent contractor or consultant of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, classification of employees and independent contractors or consultants or any other employment related matter arising under applicable Laws. The Company has in its files a Form I-9 for each of the Company’s employees with respect to whom such form is required under applicable law(s). With respect to the transaction contemplated herein, any notice required under any applicable law with respect to any of the Company’s employees has been given or will be given prior to Closing. Throughout the past three years, the Company has not implemented any plant closing or layoff of employees governed by the WARN Act or any similar applicable law.

Section 3.20 Taxes. Except as set forth in Schedule 3.20:

(a) All Tax Returns required to be filed on or before the Closing Date by or on behalf of the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid, except those being contested in good faith and that are identified in Schedule 3.20.

(b) The Company have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, or other third parties, and have materially complied with all information reporting and backup withholding provisions of applicable Law. All Tax information reporting requirements of or with respect to the Company have been satisfied in full.

(c) No claim has been made or threatened in writing since January 1, 2008 by a Tax authority in any jurisdiction asserting that the Company is or may be subject to Taxes imposed by that jurisdiction but not paid by the Company, including sales and use Taxes required to be collected by the Company and remitted to that jurisdiction and income Taxes payable to that jurisdiction that has not been resolved. Schedule 3.20 lists each jurisdiction with which the Company has or has had a nexus for sales, use and income Tax purposes for Taxable periods beginning on or after January 1, 2008, and the Company is not required to file any Tax Returns or collect any Taxes in any other jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2013 does not, in the aggregate, exceeds the accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals will not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Company is not a party to any Action by any taxing authority, and there are no pending or threatened Actions by any taxing authority.

(h) No Tax liens are currently in effect against any of the assets of the Company other than liens for Taxes not yet due and payable.

(i) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing, Tax allocation agreement or similar Contract or arrangement, except for the Company’s and EWD’s internal Tax sharing agreement with the Parent.

(j) The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(k) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that is not in accordance with past practice that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period, including as a result of any: (i) change in method of accounting or use of an improper method of accounting in any Tax period (or portion thereof) ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or foreign Tax laws) or other agreement with a Governmental Authority executed on or before the Closing Date; (iii) “intercompany transaction” or “excess loss account” (within the meaning of Treasury Regulations Section 1502-13 and 1502-19, respectively) of the Code (or any corresponding or similar provisions of state, local or foreign Tax laws); (iv) installment sale, open transaction or other transaction made on or before the Closing Date; (v) prepaid amount received or deferred revenue accrued on or before the Closing Date; or (vi) election under Section 108(i) of the Code.

(l) In the past five years, the Company has not been a party to a transaction that has been reported as a reorganization within the meaning of Code Section 368, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under Code Section 355.

(m) The Company has not engaged in a transaction that would be reportable by or with respect to the Company pursuant to Code Sections 6011, 6111, or 6112.

(n) The Company has never had a permanent establishment in any jurisdiction other than the United States.

(o) The Company is not party to any agreement, contract, arrangement, or plan that has resulted in or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) as a result of the transactions contemplated herein. The Company does not have any obligation to compensate an individual or liability for any excise Taxes pursuant to Code Section 4999 of the Code.

(p) The Company has (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No material asset or property, or material amount of assets or properties, of the Company is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors, customers, or employees, non-refunded over payments, credits, unused gift certificates or unused prepaid accounts.

(q) The Company is not a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has since January 1, 2005 been operated in compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence each such plan have, since December 31, 2008, conformed to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated herein or otherwise. No benefit arrangement or Contract of the Company provides a gross-up or other indemnification for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(r) The Company has never entered into any Contract or maintained any benefit arrangement that could give rise to payments with respect to the performance of services that are nondeductible under Sections 162(m), 404 or 280G of the Code or subject to the excise tax under Section 4999 of the Code, and no amount payable as a result of or in connection with the consummation of the transaction contemplated herein to any employee, consultant or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). There is no benefit arrangement or other Contract by which the Company is bound to compensate any employee of the Company or other service provider of the Company for excise taxes paid pursuant to Section 4999 of the Code.

Section 3.21 Books and Records. The stock record books of the Company are complete and correct in all respects. The minute books of the Company are complete and correct in all material respects and contain records of all meetings and actions taken by written consent of the stockholders, the board of directors and any committees of the board of directors of the Company in all material respects. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.22 Internal Controls. To EWI’s Knowledge, there does not exist any significant deficiency in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and the Company has in place internal controls and procedures designed and maintained to give reasonable assurance that transactions are recorded as necessary to permit preparing financial statements in conformity with Applicable Financial Principles and to maintain accountability for assets.

Section 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated herein or any other Transaction Document based upon arrangements made by or on behalf of EWI, the Company or any of their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Disclosure Schedules, Buyer represents and warrants to EWI that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Wyoming. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery by Buyer of this Agreement, the execution and delivery by Buyer of any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated herein and therein have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by EWI) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) except as set forth in Schedule 4.02, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or require any Required Regulatory Approvals; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated herein or in any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated herein. To Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS:

(A) THE PERSONAL PROPERTY IS BEING ACQUIRED BY BUYER “AS IS, WHERE IS” ON THE CLOSING DATE AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS”; AND

(B) SELLERS EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES AS TO THE OPERATION OF THE PERSONAL PROPERTY, INCLUDING THE TITLE, CONDITION, VALUE OR QUALITY OF THE PERSONAL PROPERTY OR THE PROSPECTS, LIABILITIES, RISKS AND ANY OTHER INCIDENTS OF THE PERSONAL PROPERTY AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

Section 4.06 Purchase for Investment. Buyer is acquiring the Shares pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and has made independently its own analysis of the Shares, and Buyer has had reasonable and sufficient access to such documents and other information and materials as it considers appropriate to make its necessary evaluation. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom. Buyer is able to bear the economic risk of its investment in the Shares pursuant to this Agreement, and has sufficient knowledge subject to state securities laws and experience in financial and business matters in that it is capable of evaluating the merits and risks of the acquisition of the Shares, and Buyer is able to financially bear the risk thereof regulations, as applicable.

Section 4.07 Investigations. Buyer acknowledges that it has been furnished with and has an opportunity to read this Agreement to which it is a party and all materials relating to the Company that have been posted in the data room in connection with the transactions contemplated herein. Buyer further acknowledges that it has been given ample opportunity to ask questions and request information of, and receive answers from EWI concerning the Company, including but not limited to information relating to the business, finances, operations and prospects of the Company.

Section 4.08 Financial and Technical Capability. Buyer has the financial capability to consummate the transaction pursuant to the terms and conditions of this Agreement and has the experience, expertise and technical know-how to continue to provide safe and reliable services to the customers of the Company.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), EWI and the Company will, (i) conduct the business of the Company consistent with Good Utility Practice, (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business, rights, franchises and goodwill of, and relationships of the employees, customers, lenders, suppliers, regulators and others having business relationships with, the Company consistent with Good Utility Practice. Without limiting the foregoing, except as consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date:

(a) the Company will preserve and maintain all of its Permits and apply for all Permits (including, without limitation, storm water permits) necessary for the operation of its business prior to Closing;

(b) EWI will pay its debts, Taxes and other obligations when due, except those which are being contested in good faith;

(c) the Company will maintain the properties and assets owned, operated or used by the Company consistent with Good Utility Practice, subject to reasonable wear and tear;

(d) the Company will continue to maintain at no less than their current limits all Insurance Policies, except to the extent that any such Insurance Policies are no longer applicable or otherwise required and except as otherwise required by applicable Law;

(e) the Company will perform all of its material obligations under all Material Contracts;

(f) the Company will maintain its books and records in accordance with past practices;

(g) the Company will not make any material change in the level of inventories customarily maintained by the Company, other than as is consistent with Good Utility Practice;

(h) the Company will not enter into, amend, extend, renew, release or assign any natural gas supply, pipeline, transportation or storage contract, agreement, or arrangement, except as required by Law after notice to and consultation with Buyer;

(i) the Company will not settle any dispute with any Regulatory Authority involving any potential cost, reimbursement or liability or initiate or settle any Action with respect to any rates or rate case;

(j) the Company will (A) perform in a workmanlike manner and consistent with Good Utility Practices all of the capital expenditure and maintenance projects described in Schedule 3.12(c) in all material respects and (B) use commercially reasonable efforts to perform such projects in all material respects in accordance with the timeline set forth therein; provided that there shall be no obligation that the Company expend or incur the full budgeted amount set forth in Schedule 3.12(c) for any such project;

(k) the Company will not enter into, amend, extend, renew, release or assign any agreements with any Affiliate;

(l) the Company will comply in all material respects with all applicable Laws; and

(m) the Company will not take or permit any action that would cause any of the changes, events or conditions described in Section 3.09 to occur.

Section 5.02 Access to Information.

(a) From the date hereof until the Closing, EWI and the Company will during normal business hours and upon reasonable prior notice: (i) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, Easements, Personal Property, premises, books and records, Contracts and other documents and data related to the Company, (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request, and (iii) instruct the Representatives of EWI and the Company to cooperate with Buyer and its Representatives in their investigation of the Company.

(b) Without limiting the foregoing, with EWI’s prior consent (which will not be unreasonably withheld, conditioned or delayed) and upon reasonable notice, Buyer and its Representatives will be permitted to conduct environmental due diligence of the Company, the Real Property, and Easements, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company, the Real Property, and Easements. Buyer shall indemnify, defend and hold harmless EWI, the Company and their Representatives from and against any and all Losses to the extent directly caused by any acts performed in exercising Buyer’s rights under this Section 5.02(b). The indemnification and hold harmless provisions of this Section 5.02(b) shall survive termination hereof or Closing for a period of three (3) years.

(c) Any investigation pursuant to this Section 5.02 will be conducted in such manner as not to interfere unreasonably with the conduct of the business of EWI or the Company and EWI will have the right to have a representative of its choice present at any such investigation or visit by Buyer or its Representatives. If Buyer’s investigation pursuant to Section 5.02(a) or (b) reveals any information which make any of EWI’s or the Company’s representations and warranties untrue or inaccurate, Buyer will notify EWI of such information in accordance with Section 5.05(b).

Section 5.03 Financial Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month before the Closing Date, the Company will deliver to Buyer (a) the financial statements that it prepares in the Ordinary Course of Business with respect to the Company (including, without limitation, a Company Balance Sheet) as of the end of such month, prepared in accordance with Applicable Financial Principles and unaudited but certified to be true and accurate, subject to normal year-end audit adjustments, and (b) the operational reports that it prepares in the Ordinary Course of Business with respect to the Company.

Section 5.04 No Solicitation of Bids or Employees.

(a) From and after the date of this Agreement until the Closing Date or earlier termination pursuant to Article IX hereof, neither EWI nor the Company will, and will not authorize or permit any of their respective Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any proprietary or non-public information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. EWI and the Company will immediately cease and cause to be terminated, and will cause their respective Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets, provided, however, nothing contained herein will preclude the Company from selling natural gas in the Ordinary Course of Business, and further provided that nothing in this Section shall be deemed to prohibit any Person from encouraging, soliciting, initiating, facilitating, inquiring, discussing, negotiating or entering into any agreements relating to a change of control of EWI or Parent.

(b) In addition to the other obligations under this Section 5.04, EWI and the Company will promptly (and in any event within five (5) Business Day after receipt thereof) notify Buyer of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same, (ii) any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning a change of control of EWI or Parent. All information provided by Sellers or the Company to Buyer pursuant to this Section 5.04(b) will be deemed to be Confidential Information.

(c) From the date hereof through the Closing Date, neither Buyer nor any of its Affiliates will solicit from employment any individual who is now an employee of the Company or otherwise interfere with or disrupt any employment, consulting or contractor relationship between any Person and the Company; provided that nothing in this Section 5.04(c) will prevent Buyer or any of its Affiliates from hiring (i) any Person whose employment has been terminated by the Company or (ii) after 180 days from the date of termination of employment, any Person who has terminated his or her own employment with the Company.

(d) From the Closing Date through the second anniversary of the Closing Date, neither EWI nor any of its Affiliates will solicit from employment any individual who is at such time an employee of the Company or otherwise interfere with or disrupt any employment, consulting or contractor relationship between any Person and the Company; provided that nothing in this Section 5.04(d) will prevent EWI or its Affiliates from hiring (i) any Person whose employment has been terminated by the Company or (ii) after 180 days from the date of termination of employment, any Person who has terminated his or her own employment with the Company.

(e) The Parties agree that the rights and remedies for noncompliance with this Section 5.04 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such breach.

Section 5.05 Notice of Certain Events and Amendment of Disclosure Schedules.

(a) From the date hereof until the Closing, EWI and the Company will promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by EWI or the Company hereunder not being true and correct or would have been required to have been disclosed in the Disclosure Schedules by the Company or EWI if such fact, circumstance, event or action had existed as of the date of this Agreement or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 or 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein;

(iii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated herein that Buyer does not receive directly from such Governmental Authority; and

(iv) any Actions commenced or, to EWI’s Knowledge, threatened against, relating to or involving or otherwise affecting EWI or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated herein.

(b) From the date hereof until the Closing, Buyer will promptly notify EWI in writing of:

(i) (A) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being true and correct, (B) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 or 7.03 to be satisfied, or (C) any fact, circumstance, event or action of which any individual listed on

Schedule 5.05(b) has actual knowledge without investigation (“Buyer’s Knowledge”), the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, any representation or warranty made by EWI or the Company hereunder not being true and correct or would have been required to have been disclosed in the Disclosure Schedules by the Company or EWI if such fact, circumstance, event or action had existed as of the date of this Agreement;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement that Seller or the Company does not receive directly from such Governmental Authority; and

(iv) any Actions commenced or, to Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04 or that relates to the consummation of the transactions contemplated by this Agreement.

(c) (i) Prior to Closing, EWI will update the Disclosure Schedules based on any information provided by any Party pursuant to this Section 5.05 (each, a “Disclosure Schedule Update”), but only to the extent the fact, circumstance, event or action giving rise to and disclosed in such Disclosure Schedule Update first occurred or arose after the date hereof (each, a “Post-Closing Event”); provided that, if any Disclosure Schedule Update is provided less than five (5) Business Days prior to the scheduled Closing Date, Buyer may, in its sole discretion, postpone the Closing Date to the first day of the first month that is at least five (5) Business Days after the delivery of such Disclosure Schedule Update or to such other date mutually acceptable to the Parties.

(ii) If all Post-Closing Events hereunder and all “Post-Closing Events” under the Asset Purchase Agreement are reasonably likely to cause Losses to the Company or with respect to the Pipeline Assets in an aggregate amount equal to or in excess of $750,000, Buyer will have the option (but not the obligation) to terminate this Agreement pursuant to Section 9.01(b)(iii).

(iii) If all Post-Closing Events hereunder and all “Post-Closing Events” under the Asset Purchase Agreement are reasonably likely to cause Losses to the Company or with respect to the Pipeline Assets in an aggregate amount less than $750,000, Buyer will not be permitted to terminate this Agreement pursuant to Section 9.01(b)(iii) (without prejudice to any other right Buyer may have to terminate this Agreement hereunder).

(iv) If Buyer does not or may not terminate this Agreement pursuant to Section 9.01(b)(iii), (A) the Disclosure Schedules will be deemed updated by all Post-Closing Events contained in the Disclosure Schedule Updates solely for purposes of Article VII, but will not be deemed updated by the information contained in the Disclosure Schedule Updates for any other purpose hereunder, and (B) if the Closing occurs, Buyer will not be deemed to have waived

(and may pursue) any rights it has pursuant to this Agreement (including, without limitation, Article VIII) with respect any Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of such Post-Closing Events, notwithstanding Buyer’s knowledge of such facts, circumstances, events and actions prior to the Closing.

Section 5.06 Resignations. The Company will deliver to Buyer written statements, effective as of the Closing Date, of all of the officers and directors of the Company resigning from their officer and director positions with the Company.

Section 5.07 Confidentiality.

(a) Subject to the first sentence of subsection (b) of this Section 5.07, a Party receiving Confidential Information from another Party will not disclose and will keep strictly confidential all such Confidential Information of such disclosing party; provided that such receiving Party may disclose Confidential Information of such disclosing Party (i) to any Representative of such receiving Party or any of its Affiliates who needs to know such information for purposes of consummating the transactions contemplated herein, (ii) to any partner, Affiliate, lender or investor of such receiving Party or any of its Affiliates, or any Representative of such partner, Affiliate, lender of investor who needs to know such information for purposes of consummating the transactions contemplated herein, and (iii) to the extent that such receiving Party or Representative is required to disclose such information in order to avoid committing a violation of any applicable Law including any rules or regulations of any securities association, stock exchange or national securities quotation system.

(b) In the event that a receiving Party or any Representative of such receiving Party or any of its Affiliates is requested or required, pursuant to any Governmental Order to disclose any Confidential Information of a disclosing Party, such receiving Party will (i) provide such disclosing Party with prompt written notice of any such request or requirement so that such disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.07 and (ii) reasonably cooperate with such disclosing Party to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and a disclosing Party fails to waive compliance with the relevant provisions of this Section 5.07, such receiving Party agrees to (A) furnish only that portion of the Confidential Information for which such receiving Party is advised by written opinion of its legal counsel is legally required to be disclosed, (B) upon such disclosing Party’s request and expense, use its commercially reasonably efforts to obtain assurances that confidential treatment will be accorded to such information, and (C) give such disclosing Party prior written notice of the Confidential Information to be disclosed.

(c) If this Agreement is terminated prior to the Closing or at any other time for any reason, upon the written request of a disclosing Party, each receiving Party will, and will cause all Representatives of such receiving Party or any of its Affiliates to promptly, (i) deliver to such disclosing Party all original Confidential Information (whether written or electronic) furnished to such receiving Party or any Representative of such receiving Party or any of its Affiliates by or on behalf of such disclosing Party, and (ii) if specifically requested by such disclosing Party, destroy (A) any copies of such Confidential Information (including any extracts therefrom), and

(B) any portion of such Confidential Information that may be found in reports, analyses, notes, compilations, studies and other documents prepared by or for such receiving Party. This Section 5.07 will survive any termination of this Agreement and will also be deemed to survive the Closing of the transaction contemplated by this Agreement and the Asset Purchase Agreement for the sole purpose of the incorporation of such provision into the Letter Agreement.

Section 5.08 Governmental Approvals and Consents

(a) EWI, the Company and Buyer will cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents to the extent required by Law or Order for consummation of the transactions contemplated herein (including the Required Regulatory Approvals), (ii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated herein (including the Required Regulatory Approvals), and (iii) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the transactions contemplated herein. Each Party will have the right to review and approve in advance (which approval will not be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to it or the transactions contemplated herein which appear in any filing made by another Party prior to Closing.

(b) Notwithstanding anything herein to the contrary, (i) neither Buyer nor any of its Affiliates will have any obligation to, and neither EWI nor the Company will, take any action or enter into any consent, judgment or decree requiring it to dispose of, hold separate or otherwise restrict Buyer’s, any of its Affiliates’ or the Company’s enjoyment of any of their respective assets or properties and (ii) neither Buyer nor any of its Affiliates will have any obligation to defend any Action challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated herein.

(c) EWI and the Company will (i) promptly provide Buyer with copies of all correspondence between EWI, the Company, their respective Affiliates or their respective Representatives, on the one hand, and any Regulatory Authority, on the other hand, relating to the Company or the transactions contemplated herein that Buyer does not receive directly from such Regulatory Authority, (ii) consult and cooperate with, and take into account the comments of, Buyer in connection with any filings with any Regulatory Authority and any such correspondence, and (iii) inform Buyer, to the extent practicable, reasonably in advance of any communication, meeting, or other contact of which EWI, the Company, their respective Affiliates or their respective Representatives has received notice or proposes or intends to make with respect to any such filings or correspondence, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing and to use commercially reasonable efforts to ensure that all telephone calls and meetings with any Regulatory Authority regarding the Company or the transactions contemplated herein will include representatives of Buyer. To the extent permitted by Law, EWI and the Company will otherwise keep Buyer apprised of the status of matters concerning each applicable Regulatory Authority relating to the Company and the transactions contemplated herein.

(d) Notwithstanding the foregoing, no Party shall have any obligation to provide any information the disclosure of which would jeopardize any privilege available to such Party or would cause such party to breach any confidentiality obligations.

(e) Each Party will bear its own legal costs incurred in the preparation, filing, prosecution and defense of all applications, notices, petitions and filing required by Law or Order for the consummation of the transaction contemplated herein, including the Required Regulatory Approvals.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by EWI prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer will retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the standard practices of Buyer and upon reasonable notice, afford the Representatives of EWI reasonable access (including the right to make, at EWI’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, EWI will retain the books and records (including personnel files) of EWI which relate to the Company and its operations for periods prior to the Closing to the extent that such Books and Records are not delivered to Buyer on the Closing Date pursuant to the terms hereof and upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VI.

(c) No Party will be obligated to provide the other with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Transitional Use of Signage and Other Materials Incorporating EWI’s Name or other Logos. Buyer acknowledges that EWI has the absolute and exclusive proprietary right to the marks and logos set forth in Schedule 5.10, all rights to which and the goodwill represented thereby and pertaining thereto are being retained by EWI, and that it will have no ongoing claim or rights in or to such marks and logos. Buyer will not use or permit the Company to use any such marks and logos, and within 180 days following the Closing Date, Buyer will remove or cause the removal of such marks and logos from all signage or other items relating to or used by the Company.

Section 5.11 Litigation and Regulatory Support. In the event and for so long as any Party is actively contesting or defending against any third-party Action in connection with (a) any transaction contemplated herein or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII hereof). In addition, in the event that any Party is involved in any proceeding before any Regulatory Authority relating to any obligations (including payment obligations) for which the other Party could be liable or responsible under this Agreement, the complaining Party agrees to consult with such other Party concerning such obligations (including the positions taken with respect thereto), to allow such other Party to participate in the proceeding to the extent necessary to protect or defend such other Party’s interests, and to allow such other Party, at such other Party’s cost but if necessary in the complaining Party’s name, to exhaust any appeals available to challenge any appealable decision that is adverse to such other Party’s interests in respect of such obligation. The Parties expressly agree that the types of proceedings to which the obligations in the foregoing sentence relate include purchased gas adjustment or gas cost recovery proceedings as well as any other proceedings involving rates charged to customers of the Company. The obligations under this Section 5.11 will survive the Closing.

Section 5.12 Closing Conditions From the date hereof until the Closing, each Party will use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.13 Public Announcements. The form of EWI’s press release regarding the execution and delivery of this Agreement is attached hereto as Exhibit H and the form of Buyer’s press release regarding the execution and delivery of this Agreement is attached as Exhibit I. No Party will directly or indirectly publicly announce the execution and delivery of this Agreement (including through the filing of a Form 8-K with the Securities and Exchange Commission or any other public securities, stock exchange, regulatory or other filing) before the third (3rd) Business Day after the date hereof. Thereafter, unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party will make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without the prior written consent of the other Parties (which consent will not be unreasonably withheld, conditioned or delayed). All public announcements will be delivered to each other Party hereunder for review and consent (which consent will not be unreasonably withheld, conditioned or delayed) prior to publication thereof.

Section 5.14 Insurance Claims. EWI will be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims filed against the Company with a date of occurrence prior to the Closing, and hereby releases Buyer and its Affiliates of any responsibility or liability therefor. Buyer will be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims filed against the Company with a date of occurrence on or after the Closing, and hereby releases EWI of any responsibility or liabilities therefor, except to the extent any such Property and Casualty Claim or the facts, circumstances, events and actions giving rise to such Property and Casualty Claim constitutes a breach of any representation, warranty or covenant of the EWI or the

Company hereunder. For purposes hereof, “Property and Casualty Claims” means workers’ compensation, auto liability, general liability, products liability, professional liability, fiduciary liability, pollution liability and director and officer liability claims relating to damages caused to the business of the Company and/or the Personal Property generally insured under causes-of-loss – special form property and boiler and machinery insurance coverage, in each case including reported claims and incurred but not reported claims.

Section 5.15 Real Property Leases and Easements. EWI and the Company will use commercially reasonable efforts to promptly seek and obtain all third-party consents, approvals and authorizations necessary to assign to the Company all Easements held by Affiliates of the Company. EWI and the Company will keep Buyer reasonably informed of the status of, and permit Buyer to participate in, this process in order to expedite and assure the timeline receipt of all such consents, approvals and authorizations.

Section 5.16 Retention Arrangements. Buyer or the EWI may, at its sole cost and expense, enter into retention arrangements with employees of and consultants to the Company to induce such employees and consultants to continue providing services to the Company, as applicable, for any period of time. Upon the request of Buyer or EWI, the other Parties shall use commercially reasonable efforts to cooperate with such Party in connection with the implementation of such retention arrangements. For the avoidance of doubt, the Party entering into such retention arrangements shall be solely responsible for all payment thereunder.

Section 5.17 Further Assurances. Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, EWI (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) will not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. EWI agrees that Buyer is to have no liability for any Tax resulting from any action of EWI, the Company on or before the Closing Date, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) will be borne and paid by EWI when due. EWI will, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer will cooperate with respect thereto as necessary).

(c) EWI will prepare or cause to be prepared, and file or cause to be filed, all income Tax Returns required to be filed by or on behalf of the Company for any Pre-Closing Tax Period. Buyer will prepare, or cause to be prepared, all non-income Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return will be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and will be submitted by Buyer to EWI (together with schedules, statements and, to the extent requested by EWI, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If EWI objects to any item on any such Tax Return, it will, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection will be duly delivered, Buyer and EWI will negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and EWI are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items will be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to EWI (the “Accounting Referee”) and any determination by the Accounting Referee will be final. The Accounting Referee will resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return will be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee will be borne equally by Buyer, on the one hand, and EWI, on the other hand. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period will be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company will, as to the Company, be terminated as of the Closing Date. After such date the Company will have no further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. EWI and EWD, jointly and severally, will indemnify each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20, (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (including any Tax attributable to the making of the Section 338(h)(10) Election), (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, and (e) any and all Taxes of any Person imposed on the Company or Buyer arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. EWI will reimburse Buyer for any Taxes that are the responsibility of EWI pursuant to this Section 6.02 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04 Straddle Period. With respect to any taxable period of the Company that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Buyer and EWI will, to the extent permitted by applicable Law, elect with the relevant Tax authority to close such Straddle Period as of the close of the Closing Date. In any case where applicable Law does not permit the Company to close a Straddle Period as of the close of the Closing Date, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement will be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Section 338(h)(10) Election.

(a) Election.

(i) The Company and EWI will join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). EWI and Buyer acknowledge that for Federal income Tax purposes (and for state income Tax purposes in those states whose income Tax provisions follow the federal income Tax treatment), the sale of the Shares combined with the Section 338(h)(10) Election will be treated as a sale of assets by the Company to a wholly-owned Subsidiary of Buyer followed by a complete liquidation of the Company into EWI. EWI and Buyer will report (and will cause their respective Affiliates to report) any transactions that occur under this Agreement consistent with the Section 338(h)(10) Election, and will take no position (nor allow their respective Affiliates to take a position) contrary thereto or inconsistent therewith unless required to do so by applicable Tax Laws. EWI will pay any Tax attributable to the making of the Section 338(h)(10) Election and EWI will indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes or any failure by EWI to make a timely Section 338(h)(10) Election.

(ii) For the purpose of making the Section 338(h)(10) Election for federal income Tax purposes, on the Closing Date, EWI and Buyer will each deliver to the other an executed IRS Form 8023 (or successor form). In addition, EWI and Buyer will each provide to the other all necessary information to permit the Section 338(h)(10) Election to be made.

(b) Allocation of Purchase Price.

(i) Within ninety (90) days after the Closing Date, Buyer will prepare and provide to EWI a completed IRS Forms 8883 and 8594 (the “Tax Allocation Statements”) allocating the Purchase Price and liabilities of the Company (and any other relevant items) to the assets of the Company in a manner consistent with applicable treasury regulations. Buyer and EWI will mutually agree on the items set forth on the Tax Allocation Statements. Buyer and EWI agree to use the Tax Allocation Statements for Tax reporting purposes. Buyer and EWI will file all tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Tax Allocation Statements. Any adjustments to the Purchase Price pursuant to Section 2.02 herein will be allocated in a manner consistent with the Tax Allocation Statements.

(ii) If EWI disagrees with the Tax Allocation Statements, EWI may, within fifteen (15) days after receipt of the Tax Allocation Statements, deliver written notice to Buyer setting forth the grounds for EWI’s disagreement (an “Objection Notice”). Upon delivery of such Objection Notice to Buyer, EWI and Buyer will negotiate in good faith to resolve such dispute; provided, however, that if EWI and Buyer are unable to resolve any dispute with respect to the Tax Allocation Statements within twenty (20) days of delivery of such Tax Allocation Statements, such dispute will be resolved by the Accounting Referee. The fees and expenses of the Accounting Referee will be borne equally by EWI and Buyer.

(iii) EWI and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) will be allocated among the assets of the Company for tax purposes as follows: All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the regulations thereunder will be allocated among the assets of the Company in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable Laws. Within thirty (30) calendar days after the Closing Date, Buyer will provide EWI with the proposed Tax Allocation Statements allocating all such amounts as provided herein. The Tax Allocation Statements will become final and binding on the Parties thirty (30) calendar days after Buyer provides such statements to EWI, unless EWI objects in writing to Buyer, specifying the basis for its objection and preparing an alternative allocation. If EWI does object, the Parties will in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Buyer of EWI’s objection. Any such resolution will be final and binding on the Parties. Each of the Parties agrees to (a) prepare and timely file all Tax Returns, including, without limitation, IRS Forms 8023, 8883 and 8594 (and all supplements thereto) in a manner consistent with the Tax Allocation Statements as finalized and (b) act in accordance with the Tax Allocation Statements for all tax purposes, in each case, to the extent the Parties have agreed to such Tax Allocation Statements. The Parties will revise the Tax Allocation Statements to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement. In the case of any such payment, Buyer will propose revised Tax Allocation Statement(s), and the Parties will follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

Section 6.06 Contests. Buyer agrees to give written notice to EWI of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided that the failure to comply with this provision will not affect Buyer’s right to indemnification hereunder. Buyer will control the contest or resolution of any Tax Claim; provided, however, that Buyer will obtain the prior written consent of EWI (which consent will not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that EWI will be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel will be borne solely by EWI.

Section 6.07 Cooperation and Exchange of Information. EWI and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities; provided that EWI shall have no obligation to provide any Tax Returns or portions of Tax Returns that do not relate to the Company. Each of EWI and Buyer will retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, EWI or Buyer (as the case may be) will provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI will be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Like-Kind Exchange. EWI and Buyer hereby agree that Buyer and EWI will each have the right at any time prior to the completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or an Exchange Accommodation Title Holder (as that term is defined in Revenue Procedure 2000-37, 2000-2 CB 308) in order to accomplish the transaction in a manner that will comply with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. If either Party assigns all or any of its rights under this Agreement for this purpose, the other Party agrees to (i) consent to such Party’s assignment of its rights in this Agreement, which assignment will be in a form reasonably acceptable to the other Party, provided that any such assignment will not relieve Buyer from its obligations and liabilities under this Agreement, (ii) accept the Purchase Price, as adjusted, or the assignment, as applicable, from the Qualified Intermediary at Closing and (iii) at Closing convey and assign as directed by Buyer or pay the Adjusted Purchase Price (or any portion thereof) as directed by the EWI, as applicable. If either Party elects to assign all or any of its rights under this Agreement pursuant to this Section 6.09, such Party will defend, indemnify, and hold harmless the other Party from all claims relating to such election.

Section 6.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article VI will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.11 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI will govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated herein will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated herein illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated herein to be rescinded following completion thereof.

(b) EWI will have received all Required Regulatory Approvals set forth in Schedule 3.06(a) and Buyer will have received all Required Regulatory Approvals set forth in Schedule 4.02, in each case, in form and substance satisfactory to each of EWI and Buyer in its sole discretion, and no such Required Regulatory Approvals will have been revoked.

(c) No Action will have been commenced against Buyer, EWI, the Company or any of their respective Affiliates that is reasonably likely to prevent the Closing. No injunction or restraining order will have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All conditions to the closing of the transactions contemplated by the Asset Purchase Agreement shall have been satisfied and the closing of the transactions contemplated by the Asset Purchase Agreement shall occur simultaneously with the Closing of the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated herein will be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of EWI and the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.07 and Section 3.23, the representations and warranties of EWI and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and, after giving effect to the Disclosure Schedule Updates pursuant to Section 5.05(c)(iv), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of EWI and the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.07 and Section 3.23 will be true and correct in all respects on and as of the date hereof and, after giving effect to the Disclosure Schedule Updates pursuant to Section 5.05(c)(iv), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

(b) EWI and the Company will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, EWI and the Company will have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) [Intentionally Omitted].

(d) EWI will have received all approvals, consents and waivers that are listed on Schedule 3.05 in a form and substance satisfactory to EWI in its sole and absolute discretion.

(e) From the date of this Agreement, there will not have occurred any Material Adverse Effect, nor will any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect which cannot be cured by EWI prior to Closing.

(f) At the Closing, EWI will have delivered to Buyer:

(i) the Letter Agreement, among Black Hills Corporation, Parent, and certain of Parent’s Affiliates (the “Letter Agreement”), duly executed by Parent and such Affiliates;

(ii) the Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by EWI;

(iii) the Non-Competition Agreement in substantially the form attached hereto as Exhibit G (the “Non-Competition Agreement”), duly executed by Parent;

(iv) a certificate of EWI, dated the Closing Date and signed by a duly authorized officer of EWI, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of EWI and of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of EWI and the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated herein and therein;

(vi) the written resignation of each director and officer of the Company pursuant to Section 5.06 in a form reasonably acceptable to Buyer;

(vii) a good standing certificate (or its equivalent) for EWI and the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Party is organized; and

(viii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that EWI is not a foreign person within the meaning of Section 1445 of the Code.

(g) Buyer will have received from the Company evidence that the Excluded Liabilities will either be paid off or assigned to and assumed by a third party at Closing to Buyer’s reasonable satisfaction.

(h) EWI and the Company will have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated herein.

Section 7.03 Conditions to Obligations of EWI. The obligations of EWI and the Company to consummate the transactions contemplated herein will be subject to the fulfillment or EWI’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer will have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) [Intentionally Omitted].

(d) EWI will have received all approvals, consents and waivers that are listed on Schedule 3.05 in a form and substance satisfactory to EWI in its sole and absolute discretion;

(e) At the Closing, Buyer will have delivered to EWI:

(i) the Letter Agreement, duly executed by Black Hills Corporation;

(ii) the Transition Services Agreement, duly executed by the Company;

(iii) the Non-Competition Agreement, duly executed by the Company;

(iv) a certificate, dated the Closing Date and signed by duly authorized officers of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated herein and therein; and

(vi) A good standing certificate (or its equivalent) for Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Party is organized.

(f) Buyer will have delivered to EWI such other documents or instruments as EWI reasonably requests and are reasonably necessary to consummate the transactions contemplated herein.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 (Taxes) which are subject to Article VI) will survive the Closing and will remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that

(i) the representations and warranties in Section 3.01 (Organization and Authority of EWI), Section 3.03 (Capitalization), Section 3.11(a) (Owned and Leased Real Property and Easements and Right-of-Ways), Section 3.12(a) (Personal Property), Section 3.15 (Legal Proceedings; Governmental Orders), Section 3.18 (Employee Benefit Matters), Section

3.23 (Brokers), Section 4.01 (Organization and Authority of Buyer), Section 4.03 (Brokers) and Section 4.04 (Legal Proceedings) (collectively, the “Special Representations”) will survive indefinitely or, if shorter, the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; and

(ii) the representations and warranties in Section 3.17 (Environmental Matters) (the “Environmental Representations”) will survive the Closing and will remain in full force and effect until the date that is three (3) years from the Closing Date.

(b) All covenants and agreements of the Parties contained herein will survive the Closing indefinitely or for the period explicitly specified therein; provided that the covenants and agreements contained in Article VI will survive the Closing as provided in Article VI.

(c) Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 8.02 Indemnification By EWI and EWD. Subject to the other terms, conditions and limitations of this Article VIII, EWI and EWD, jointly and severally, will indemnify and defend Buyer and each of its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of EWI or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of EWI pursuant to this Agreement (other than in respect of Section 3.20 (Taxes), it being understood that the sole remedy for any such inaccuracy in or breach thereof will be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by EWI or the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure will be pursuant to Article VI); and

(c) any Excluded Liability.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer will indemnify and defend EWI and its Affiliates and their respective Representatives (collectively, the “EWI Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, EWI Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof will be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 will be subject to the following limitations:

(a) EWI and EWD will not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) or under Section 8.02(a) of the Asset Purchase Agreement with respect to any representations or warranties of EWI or the Company hereunder or EWD under the Asset Purchase Agreement other than the Special Representations (as defined herein and in the Asset Purchase Agreement and excluding Section 3.15(c) and (d) which, for the avoidance of doubt, will be subject to the Basket) until the aggregate amount of such Losses exceeds $75,000 (the “Basket”), in which event EWI and EWD will only be required to pay or be liable for all such Losses in excess of the Basket.

(b) The aggregate amount of all Losses for which EWD and EWI will be liable pursuant to Section 8.02(a) and Section 8.02(a) of the Asset Purchase Agreement will not exceed the following: (i) with respect to any representations or warranties of EWI or the Company hereunder or of EWD under the Asset Purchase Agreement other than the Special Representations (as defined herein and in the Asset Purchase Agreement), $2,500,000 (the “Cap”), (ii) with respect to the Special Representations (as defined herein and in the Asset Purchase Agreement), $17,000,000 and (iii) with respect to Post-Closing Events hereunder and all “Post-Closing Events” pursuant to the Asset Purchase Agreement, $750,000. In no event shall EWI and EWD be liable to Buyer Indemnitees for any Losses or other claims relating to or arising out of this Agreement or the Transaction Documents in excess of $17,000,000.

(c) Buyer will not be liable to EWI Indemnitees for indemnification under Section 8.03(a) and BHEP will not be liable to “EWD Indemnitees” for indemnification under Section 8.03(a) of the Asset Purchase Agreement with respect to any representations or warranties of Buyer hereunder or BHEP under the Asset Purchase Agreement other than the Special Representations (as defined herein and in the Asset Purchase Agreement) until the aggregate amount of all such Losses exceeds the Basket, in which event Buyer will be required to pay or be liable for all such Losses in excess of the Basket.

(d) The aggregate amount of all Losses for which Buyer will be liable pursuant to Section 8.03(a) hereunder and for which BHEP will be liable pursuant to Section 8.03(a) of the Asset Purchase Agreement (i) other than the Special Representations (as defined herein and in the Asset Purchase Agreement) will not exceed the Cap and (ii) with respect to the Special Representations (as defined herein and in the Asset Purchase Agreement), will not exceed $17,000,000.

(e) The determination of the amount of any Losses for purposes of this Article VIII will take into account the amount of insurance proceeds payable with respect thereto pursuant to any insurance policy.

Section 8.05 Indemnification Procedures. The Person making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Person against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will cooperate in good faith in such defense; provided that if the Indemnifying Party is EWI, such Indemnifying Party will not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or material customer of the Company or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel will be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required, provided, however, that in such cases the Indemnifying Party may, by written notice to the Indemnified Party, elect to allow the Indemnified Party to assume control and the defense of any such action at

Indemnifying Party’s reasonable costs and expenses . If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, or notifies the Indemnified Party in writing that it has elected to allow Indemnified Party to assume the defense and control of any such Third Party Claims, then (i) the Indemnified Party will assume the defense and control of such Third Party Claim at the Indemnifying Party’s reasonable costs and expenses, and (ii) the Indemnifying Party will have the right to participate in the defense at its sole cost and expense, subject to Indemnified Party’s right to control the defense. In such instances, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. EWI and Buyer will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party will enter into settlement of any Third Party Claim without the prior written consent of the other Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The

Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) will be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party will satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 5.04(d), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a Party in connection with the transactions contemplated herein) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 will limit any Person’s right to seek and obtain any equitable relief to which any Person will be entitled or to seek any remedy on account of fraud or criminal activity on the part of a Party in connection with the transactions contemplated herein.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of EWI and Buyer;

(b) by Buyer by written notice to EWI if:

(i) Buyer is not then in material breach of any provision of this Agreement and BHEP is not then in material breach of any provision of the Asset Purchase Agreement and there has been (A) a breach of or inaccuracy in any representation or warranty made by EWI or the Company pursuant to this Agreement as of the date hereof or (B) a breach of failure to perform any covenant or agreement made by EWI or the Company pursuant to this Agreement, that in either case would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured within thirty (30) days of EWI’s receipt of written notice of such breach from Buyer, provided that if such breach, inaccuracy or failure cannot reasonably be cured within thirty (30) days, then the cure period shall be extended for one additional thirty (30) day period so long as EWI or the Company diligently and in good faith commence to cure the breach, inaccuracy or failure within the initial thirty (30) day cure period and continue to diligently and in good faith attempt to cure the breach during the second thirty (30) day period;

(ii) [Intentionally Omitted];

(iii) any Disclosure Schedule Update gives Buyer the right to terminate this Agreement pursuant to Section 5.05(c);

(iv) any of the conditions set forth in Section 7.01 or Section 7.02 will not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is eighteen (18) months after the date hereof, unless such failure will be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(v) any Action has been commenced against EWI, the Company or any of their respective Affiliates that is reasonably likely to prevent the Closing and such Action has not been finally resolved within one hundred twenty (120) days of commencement thereof;

(c) by EWI by written notice to Buyer if:

(i) EWI and the Company are not then in material breach of any provision of this Agreement and EWD is not then in material breach of any provision of the Asset Purchase Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured within thirty (30) days of Buyer’s receipt of written notice of such breach from EWI; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 will not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the first anniversary of the date hereof, unless such failure will be due to the failure of EWI to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) any Action has been commenced against Buyers or any of its respective Affiliates that is reasonably likely to prevent the Closing and such Action has not been finally resolved within one hundred twenty (120) days of commencement thereof; or

(d) by Buyer or EWI in the event that (i) there will be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited or (ii) any Governmental Authority will have issued a Governmental Order restraining or enjoining the transactions contemplated herein, and such Governmental Order will have become final and non-appealable;

(e) by Buyer or EWI if (i) any Required Regulatory Approval (A) has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful or (B) has become a Final Regulatory Order and such Final Regulatory Order imposes conditions or requirements that do not meet with the terminating party’s approval in its commercially reasonable discretion, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and non-appealable; or

(f) automatically upon termination of the Asset Purchase Agreement.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement will forthwith become void and there will be no liability on the part of any Party except as set forth in this Article IX and Section 5.07 and Article X hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated herein will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 10.02):

If to EWI:	Energy West, Incorporated 1 1st Avenue South Great Falls, Montana 59401 Attention: Kevin Degenstein, President and CEO

with a copy to:	Jodi Littman Tomaszewski, Esq. Dworken & Bernstein Co., L.P.A. 60 S. Park Place Painesville, Ohio 44077

If to Buyer:	Cheyenne Light, Fuel and Power Company PO Box 1400 625 Ninth Street Rapid City, SD 57709 Attention: Jeffrey B. Berzina Vice President – Strategic Planning and Development

with a copies to:

Black Hills Corporation

PO Box 1400

625 Ninth Street

Rapid City, SD 57709

Attention:    Steven J. Helmers
General Counsel

and

Faegre Baker Daniels LLP

1470 Walnut Street, Suite 300

Boulder, CO 80302

Attention:    John R. Marcil

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter other than the other Transaction Documents.

Section 10.07 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed; provided, however, prior to the Closing Date, upon written notice to EWI, Buyer may assign this Agreement (including all of its rights and obligations hereunder) to one or more of its Affiliates (provided that such Affiliates have the financial ability to consummate the transactions contemplated herein). In the event Buyer assigns this Agreement to one or more Affiliates, EWI may request reasonable evidence of such Affiliates’ financial ability to consummate the transactions contemplated herein.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by and construed in accordance with the internal laws of the State of Wyoming without giving effect to any choice or conflict of law provision or rule (whether of the State of Wyoming or any other jurisdiction).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENERGY WEST, INCORPORATED

By	/s/ Kevin Degenstein
Name: Kevin Degenstein
Title: President and Chief Executive Officer

ENERGY WEST WYOMING, INC.

By	/s/ Brad Samuels
Name: Brad Samuels
Title: General Manager

CHEYENNE LIGHT, FUEL AND POWER COMPANY

By	/s/ David R. Emery
Name: David R. Emery
Title: Chief Executive Officer

For purposes of Articles IV and VIII only:

ENERGY WEST DEVELOPMENT, INC.

By	/s/ Jed Henthorne
Name: Jed Henthorne
Title: Vice President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]